FOR IMMEDIATE RELEASE
October 28, 2020
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Third Quarter 2020 Results
Toledo, Ohio, October 28, 2020…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2020.
Recent Highlights
•Reported net income attributable to common stockholders of $0.77 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.84 per diluted share
•Completed $1.4 billion of pro rata dispositions at a blended yield of 5.3%
•Reported net debt to Adjusted EBITDA of 6.02x as of September 30, 2020 and enhanced near-term liquidity profile to $5.2 billion, including $2.2 billion of cash and cash equivalents as of October 26, 2020
•Total Seniors Housing Operating ("SHO") portfolio occupancy declined approximately 150 basis points during the third quarter, in line with our outlook of a decline of 125 to 175 basis points resulting in a sequential decline in SSNOI growth of (1.1)%

Leadership Updates
•Appointed Shankh Mitra as Chief Executive Officer and a member of the Board of Directors. Mr. Mitra will retain his title of Chief Investment Officer and will continue to lead Welltower's data-driven approach to capital allocation and our operator relationships
•Named Kenneth Bacon as Chairman of the Board of Directors, who will lead the Board and oversee the leadership team as they execute on the Company's strategy to create long-term shareholder value
•Appointed Philip Hawkins to the Board of Directors. Mr. Hawkins currently serves as Executive Chairman of Link Logistics Real Estate, Blackstone's U.S. logistics real estate portfolio company, and previously served as President and Chief Executive Officer of DCT Industrial Trust

COVID-19 Update
Seniors Housing Operating Portfolio Consistent with the most recent three months, 96% of communities are currently accepting new residents. Recent occupancy rates are as follows:

	February	March	April	May	June	July	August	September
Spot occupancy (1)	85.6%	84.8%	82.5%	80.8%	79.9%	79.2%	78.7%	78.4%
Sequential occupancy change		(0.8)%	(2.3)%	(1.7)%	(0.9)%	(0.7)%	(0.5)%	(0.3)%
(1) Spot occupancy represents approximate month end occupancy for properties in operation as of February 29, 2020, including unconsolidated properties but excluding acquisitions, executed dispositions and development conversions since this date.
Month-to-date, through October 23, 2020, total SHO portfolio occupancy declined by approximately 30 basis points through October 23, 2020. Consequently, we anticipate total SHO portfolio spot occupancy to decline 75 to 125 basis points in the fourth quarter relative to September 30, 2020.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements, totaled approximately $17 million and $61 million for the three and nine months ended September 30, 2020, respectively. These costs included higher labor costs coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such expenses had an unfavorable impact on net income attributable to common stockholders and normalized FFO per diluted share of $0.04 and $0.15 for the three and nine month periods ended September 30, 2020, respectively.
In September applications were made for Provider Relief Funds related to our SHO portfolio following the announcement from the Department of Health and Human Services that it expanded the eligibility of the CARES Act Provider Relief Fund to include assisted living facilities. Our share of the Phase 2 general distribution is expected to be approximately $45 million and we anticipate receiving

3Q20 Earnings Release	September 30, 2020
these funds in the fourth quarter. However, we continue to expect total SHO portfolio expenses to remain elevated during the pandemic and potentially beyond as these additional health and safety measures become standard practice.
As of October 23, 2020, approximately 94% of our SHO communities reported no confirmed cases during the trailing two weeks, 5% have reported 1-2 cases and 1% have reported 3+ cases.
Rent Collections During the third quarter, we collected approximately 98% of rent due from operators under Triple-net lease agreements (primarily seniors housing and post-acute care facilities). In the Outpatient Medical ("OM") segment we have either collected or approved short term deferrals for over 99% of rent due in the third quarter, consisting of 97% cash collections and 2% short term deferrals. In most cases deferred rent represents two months of rent with repayment generally expected by the end of the year. Furthermore, collections of deferred rent due in the third quarter under executed deferrals was over 99%.

Genesis Healthcare Update As a result of Genesis Healthcare noting substantial doubt as to their ability to continue as a going concern we have written off all existing straight-line rent receivable balances and revised our method of revenue recognition to a cash-basis accounting method from a straight-line accounting method, effective July 1, 2020. Genesis Healthcare is current on all obligations to Welltower through October.

Capital Activity and Liquidity On September 30, 2020, we had $2.0 billion of cash and cash equivalents, inclusive of $381 million of IRC section 1031 deposits, and $3.0 billion of available borrowing capacity under our unsecured revolving credit facility. During the quarter we extinguished or defeased $855 million of debt, including $426 million in unsecured bonds due 2023, a $140 million pay down of the term loan due 2022 and $289 million of secured debt, of which $112 million was defeased and subsequently extinguished in October.

Inclusive of available borrowings under our line of credit and cash and cash equivalents, at October 26, 2020, we have $5.2 billion of near-term available liquidity and no material senior unsecured note maturities until 2023.
Dividend On October 28, 2020 the Board of Directors declared a cash dividend for the quarter ended September 30, 2020 of $0.61 per share. This dividend, which will be paid on November 19, 2020, to stockholders of record on November 10, 2020, will be our 198th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the third quarter, we completed $273 million of pro rata gross investments including $96 million in development funding with an expected stable yield of 7.5% and $177 million of loan funding at a yield of 7.3%. During the quarter, we converted two development and expansion projects for an aggregate pro rata amount of $38 million and an expected stable yield of 8.3%. Additionally, we completed pro rata property dispositions of $1.4 billion at a 5.3% yield, demonstrating strong demand and liquidity for our high-quality assets through the COVID-19 pandemic.
Notable Portfolio Transactions
U.S. Seniors Housing Operating Portfolio Disposition As previously announced, in September we sold an 11 property SHO portfolio located in California, Washington and Nevada for $702 million, representing a 5.1% cap rate on March TTM NOI (with average portfolio occupancy during that time of 96%) and 3.6% on August annualized NOI or, $466,000 per unit. In conjunction with the transaction, we recognized a gain on the sale of $313 million. The portfolio was held in a joint venture in which we owned 80% and a third-party owner-operator owned 20% and managed the portfolio under a legacy RIDEA contract.
Invesco Outpatient Medical Joint Venture As previously announced, we expanded our partnership with Invesco Real Estate ("IRE"), a global real estate investment manager. Our most recent joint venture with IRE comprises a portfolio of 20 outpatient medical properties previously majority-owned by Welltower, spanning 1.0 million square feet across five states for a total transaction price of $402 million. The average age of the properties is 16 years, with roughly half of the portfolio affiliated with health systems. Through the partnership, we will retain a 15% economic interest in the portfolio along with leasing and property management responsibilities. In addition to the joint venture portfolio, rights of first refusal ("ROFR") were exercised for two additional properties at a sales price of $25 million. The transactions will close in two tranches, with the first tranche consisting of 13 properties having closed in late-September for pro rata proceeds of $221 million and a gain on sale of $54 million. The remaining seven properties, along with the two ROFR properties expected to close in the fourth quarter for $144 million.
U.K. Outpatient Medical Disposition During the third quarter, we disposed of four properties, three wholly-owned private acute surgery centers and one cancer treatment center, in the United Kingdom within our Outpatient Medical segment for pro rata proceeds of $334 million at a yield of 6.2% and recognized a gain on the sale of $42 million.
Kayne Anderson Real Estate Outpatient Medical Portfolio Disposition As previously announced, during the second quarter, we reached an agreement to sell a portfolio of 27 OM properties to Kayne Anderson Real Estate ("KA"), one of the world's preeminent private equity firms, and closed the first tranche of 17 properties. During the third quarter, we sold nine additional properties to KA for pro rata proceeds of $173 million at a 5.4% yield and recognized a gain on sale of $51 million. The final property sale is expected to

3Q20 Earnings Release	September 30, 2020
close in the fourth quarter for $41 million. Additionally, the sale of one OM property pursuant to a ROFR also closed in the third quarter for pro rata proceeds of $48 million. All OM properties were previously 100% owned by us.
Post Quarter Portfolio Transactions
StoryPoint Senior Living Acquisition We entered into an agreement to acquire a portfolio of 25 assisted living and memory care communities located throughout the Midwest. In October, we closed on the first tranche of 11 properties for $90 million. The communities will be operated by StoryPoint under a new triple-net master lease.
Northbridge Senior Housing Disposition In October, we sold a portfolio of SHO properties operated by Northbridge for $200 million, representing a 4.9% cap rate on March TTM NOI (with average portfolio occupancy during that time of 88%) or, $395,000 per unit. The six property portfolio, located in Massachusetts, has an average age of 19 years and comprises 507 units. The portfolio was previously held in a RIDEA structure in which we owned 95% and Northbridge owned a 5% interest. Following the sale, we retained a 20% interest in the portfolio with the remaining 80% owned by a fund co-managed by Taurus Investment Holdings and Northbridge Asset Management. The properties continue to be managed by Northbridge. The general partners have the option to purchase our 20% interest over the next twelve months at a fixed price.
Conference Call Information We have scheduled a conference call on Thursday, October 29, 2020 at 9:00 a.m. Eastern Time to discuss our third quarter 2020 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 12, 2020. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 7747037. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income (NOI), same store NOI (SSNOI), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God

3Q20 Earnings Release	September 30, 2020
or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and Internal Revenue Code (“IRC”) Section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income and other impairment charges. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and any IRC Section 1031 deposits.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2020, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the

3Q20 Earnings Release	September 30, 2020
transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q20 Earnings Release	September 30, 2020
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2020	2019
Assets
Real estate investments:
Land and land improvements	$3,386,072	$3,370,841
Buildings and improvements	27,782,471	28,798,241
Acquired lease intangibles	1,509,053	1,604,982
Real property held for sale, net of accumulated depreciation	362,886	336,649
Construction in progress	414,833	466,286
Less accumulated depreciation and intangible amortization	(6,002,775)	(5,769,843)
Net real property owned	27,452,540	28,807,156
Right of use assets, net	480,861	536,689
Real estate loans receivable, net of credit allowance	414,706	361,530
Net real estate investments	28,348,107	29,705,375
Other assets:
Investments in unconsolidated entities	822,586	556,854
Goodwill	68,321	68,321
Cash and cash equivalents	1,603,740	265,788
Restricted cash	551,593	64,947
Straight-line rent receivable	334,203	432,616
Receivables and other assets	813,047	770,054
Total other assets	4,193,490	2,158,580
Total assets	$32,541,597	$31,863,955

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$1,334,586
Senior unsecured notes	11,321,573	9,730,047
Secured debt	2,459,659	2,623,010
Lease liabilities	427,842	454,538
Accrued expenses and other liabilities	1,041,368	1,025,704
Total liabilities	15,250,442	15,167,885
Redeemable noncontrolling interests	330,053	470,341
Equity:
Common stock	418,361	406,498
Capital in excess of par value	20,835,022	19,796,676
Treasury stock	(94,022)	(78,843)
Cumulative net income	8,163,869	7,129,642
Cumulative dividends	(13,088,891)	(11,870,244)
Accumulated other comprehensive income	(126,469)	(117,676)
Other equity	4	12
Total Welltower Inc. stockholders’ equity	16,107,874	15,266,065
Noncontrolling interests	853,228	959,664
Total equity	16,961,102	16,225,729
Total liabilities and equity	$32,541,597	$31,863,955

3Q20 Earnings Release	September 30, 2020

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2020	2019	2020	2019
	Revenues:
	Resident fees and services	$740,956	$834,121	$2,360,488	$2,616,491
	Rental income	275,046	412,147	1,061,311	1,178,817
	Interest income	16,750	15,637	48,060	48,112
	Other income	4,122	4,228	14,092	15,064
	Total revenues	1,036,874	1,266,133	3,483,951	3,858,484
	Expenses:
	Property operating expenses	634,717	655,588	1,977,262	2,027,522
	Depreciation and amortization	255,532	272,445	795,704	764,429
	Interest expense	124,851	137,343	393,215	423,911
	General and administrative expenses	31,003	31,019	100,546	100,042
	Loss (gain) on derivatives and financial instruments, net	1,395	1,244	10,480	670
	Loss (gain) on extinguishment of debt, net	33,004	65,824	33,253	81,543
	Provision for loan losses	2,857	—	11,351	18,690
	Impairment of assets	23,313	18,096	126,291	28,035
	Other expenses	11,544	6,186	37,247	36,570
	Total expenses	1,118,216	1,187,745	3,485,349	3,481,412
	Income (loss) from continuing operations before income taxes
	and other items	(81,342)	78,388	(1,398)	377,072
	Income tax (expense) benefit	(2,003)	(3,968)	(9,678)	(7,789)
	Income (loss) from unconsolidated entities	(5,981)	3,262	(8,341)	(14,986)
	Gain (loss) on real estate dispositions, net	484,304	570,250	902,991	735,977
	Income (loss) from continuing operations	394,978	647,932	883,574	1,090,274

	Net income (loss)	394,978	647,932	883,574	1,090,274
Less:	Net income (loss) attributable to noncontrolling interests (1)	69,393	58,056	68,459	82,166
	Net income (loss) attributable to common stockholders	$325,585	$589,876	$815,115	$1,008,108
	Average number of common shares outstanding:
	Basic	417,027	405,023	414,822	400,441
	Diluted	418,987	406,891	416,860	402,412
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.78	$1.46	$1.96	$2.52
	Diluted(2)	$0.77	$1.45	$1.94	$2.51
	Common dividends per share	$0.61	$0.87	$2.09	$2.61

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

3Q20 Earnings Release	September 30, 2020

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$325,585	$589,876	$815,115	$1,008,108
Depreciation and amortization	255,532	272,445	795,704	764,429
Impairments and losses (gains) on real estate dispositions, net	(460,991)	(552,154)	(776,700)	(707,942)
Noncontrolling interests(1)	48,559	31,347	(3,389)	(5,302)
Unconsolidated entities(2)	16,329	10,864	46,005	41,489
NAREIT FFO attributable to common stockholders	185,014	352,378	876,735	1,100,782
Normalizing items, net(3)	167,597	74,285	256,150	151,583
Normalized FFO attributable to common stockholders	$352,611	$426,663	$1,132,885	$1,252,365

Average diluted common shares outstanding	418,987	406,891	416,860	402,412

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.77	$1.45	$1.94	$2.51
NAREIT FFO	$0.44	$0.87	$2.10	$2.74
Normalized FFO	$0.84	$1.05	$2.72	$3.11

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.87	$2.09	$2.61
Normalized FFO attributable to common stockholders per share	$0.84	$1.05	$2.72	$3.11
Normalized FFO payout ratio	73%	83%	77%	84%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(18,729)	$(24,578)	$(69,286)	$(72,644)
Non-cash interest expenses(7)	4,339	2,454	9,437	9,744
Recurring cap-ex, tenant improvements, and lease commissions	(19,443)	(34,526)	(59,638)	(84,374)
Stock-based compensation(8)	6,565	5,008	20,279	18,940

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense.

3Q20 Earnings Release	September 30, 2020

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020		2019	2020	2019
Loss (gain) on derivatives and financial instruments, net	$1,395	(1)	$1,244	$10,480	$670
Loss (gain) on extinguishment of debt, net	33,004	(2)	65,824	33,253	81,543
Provision for loan losses	2,857	(3)	—	11,351	18,690
Incremental interest expense	—		—	5,871	—
Other impairment	112,398	(4)	—	146,508	—
Other expenses	11,544	(5)	6,186	37,247	36,570
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	6,399	(6)	1,031	11,440	14,110
Net normalizing items	$167,597		$74,285	$256,150	$151,583

Average diluted common shares outstanding	418,987		406,891	416,860	402,412
Net normalizing items per diluted share	$0.40		$0.18	$0.61	$0.38

Note: (1) Primarily related to mark-to-market of Genesis Healthcare, Inc. stock holdings.
(2) Primarily related to the July extinguishment of $160,872,000 of our 3.75% senior unsecured notes due March 2023 and $265,376,000 of our 3.95% senior unsecured notes due September 2023.
(3) Represents additional reserves for loan losses under the current expected credit losses accounting standard.
(4) Represents write-off of straight-line rent receivable balances related to leases with two operators including Genesis Healthcare.
(5) Primarily related to non-capitalizable transaction costs.
(6) Primarily related to write-off of Genesis Healthcare straight-line rent receivable balances at unconsolidated entities.

3Q20 Earnings Release	September 30, 2020

SSNOI Reconciliation			Exhibit 3
(in thousands)	Three Months Ended
	September 30, 2020	June 30, 2020	% growth
Net income (loss)	$394,978	$159,216
Loss (gain) on real estate dispositions, net	(484,304)	(155,863)
Loss (income) from unconsolidated entities	5,981	(1,332)
Income tax expense (benefit)	2,003	2,233
Other expenses	11,544	19,411
Impairment of assets	23,313	75,151
Provision for loan losses	2,857	1,422
Loss (gain) on extinguishment of debt, net	33,004	249
Loss (gain) on derivatives and financial instruments, net	1,395	1,434
General and administrative expenses	31,003	34,062
Depreciation and amortization	255,532	265,371
Interest expense	124,851	126,357
Consolidated NOI	402,157	527,711
NOI attributable to unconsolidated investments(1)	13,659	20,871
NOI attributable to noncontrolling interests(2)	(28,024)	(30,369)
Pro rata NOI	387,792	518,213
Non-cash NOI attributable to same store properties	107,005	(15,059)
NOI attributable to non-same store properties	(68,696)	(75,426)
Currency and ownership adjustments(3)	(4,127)	(2,126)
Normalizing adjustments, net(4)	(1,049)	(1,707)
Same Store NOI (SSNOI)	$420,925	$423,895	(0.7)%

Seniors Housing Operating	160,610	162,462	(1.1)%
Seniors Housing Triple-net	95,893	96,647	(0.8)%
Outpatient Medical	84,879	85,929	(1.2)%
Health System	36,456	35,800	1.8%
Long-Term/Post-Acute Care	43,087	43,057	0.1%
Total SSNOI	$420,925	$423,895	(0.7)%

Notes:	(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

3Q20 Earnings Release	September 30, 2020

Net Debt to Adjusted EBITDA Reconciliation	Exhibit 4
(in thousands)	Three Months Ended
	September 30, 2020
Net income (loss)	$394,978
Interest expense	124,851
Income tax expense (benefit)	2,003
Depreciation and amortization	255,532
EBITDA	777,364
Loss (income) from unconsolidated entities	5,981
Stock-based compensation(1)	6,565
Loss (gain) on extinguishment of debt, net	33,004
Loss (gain) on real estate dispositions, net	(484,304)
Impairment of assets	23,313
Provision for loan losses	2,857
Loss (gain) on derivatives and financial instruments, net	1,395
Other expenses	11,544
Other impairment(1)	112,398
Adjusted EBITDA	490,117

Unsecured credit facility and commercial paper	$—
Long term debt obligations(2)	13,889,030
Cash and cash equivalents(3)	(2,096,571)
Net debt	$11,792,459

Adjusted EBITDA annualized	$1,960,468
Net debt to Adjusted EBITDA ratio	6.02	x

Note:	(1) Represents write-off of straight-line rent receivable balances related to leases with two operators including Genesis Healthcare.
(2) Amounts include unamortized premiums/discounts, fair value adjustments and lease liabilities related to financing leases. Operating lease liabilities related to ASC 842 adoption are excluded.
(3) Inclusive of $381 million of IRC section 1031 deposits and $112 million of restricted cash related to secured debt that was defeased in September and subsequently extinguished in October.